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                                                                      EXHIBIT 99
                                                                    NEWS RELEASE


             OSI PHARMACEUTICALS SUMMARIZES SURVIVAL BENEFITS IN KEY
                      PATIENT SUBSETS FROM THE BR.21 STUDY


MELVILLE, NEW YORK - June 8, 2004 -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today a summary of data presented earlier at the 40th Annual Meeting of the American Society of Clinical Oncology (ASCO) summarizing the treatment benefit observed in various subsets of patients treated with the investigational drug Tarceva(TM) (erlotinib HCl) in the BR.21 study. The study, presented on Monday, June 7, was a Phase III trial of Tarceva(TM) versus placebo in second and third-line patients with relapsed non-small cell lung cancer.

"The results of the BR.21 trial were noteworthy in that they demonstrated a survival benefit in essentially all subsets of lung cancer patients that we examined," stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. "Previous research on other EGFR inhibitors had suggested that any Tarceva(TM) benefit may have been restricted to certain subsets of patients. We believe that the observation of an improvement in survival in subsets including smokers and patients with squamous cell carcinoma is of particular interest to the lung cancer community."

The BR.21 trial of Tarceva(TM) met the pre-determined primary study endpoint of improvement in overall survival and demonstrated significant effects in all secondary endpoints including time to symptom deterioration, progression-free survival and response rate.

Patients receiving Tarceva(TM) had a median survival of 6.7 months compared to
4.7 months in patients who received placebo (a 42.5 percent improvement). A hazard ratio of 0.72 and a p-value of 0.001 were determined for comparison of overall survival (a hazard ratio (HR) of less than one indicates a reduction in the risk of death and a p-value of less than 0.05 indicates statistical significance). In addition, 31 percent of patients receiving Tarceva(TM) in the study were alive at one year versus 22 percent in the placebo arm (a 41 percent improvement).

As would be expected from historical data on the relative prognosis for survival in different subsets of lung cancer patients, patients treated with Tarceva(TM) who were female, had tumors with adenocarcinoma histology or were never smokers lived longer than patients treated with Tarceva(TM) who were male, had tumors with squamous cell carcinoma histology or were smokers, respectively. However, importantly, Tarceva(TM) improved survival in essentially all subsets of patients in the study including males, patients with squamous cell carcinoma and smokers. Data summarizing the broad-based treatment benefit that was observed in key subsets of patients in the BR.21 study is summarized in the table below.

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                         Median Survival in Months     Hazard Ratio
                         Tarceva(TM)      Placebo

Never Smokers              12.2            5.6             0.42
Current or Former Smokers   5.5            4.6             0.87
Adenocarcinoma              7.8            5.4             0.71
Squamous Cell Carcinoma     5.6            3.6             0.67
Female                      8.4            6.2             0.80
Male                        5.7            4.5             0.76

Note: OSI Pharmaceuticals, Inc. statistical analysis of data from the BR.21 trial


A total of 731 patients were enrolled in BR.21, a randomized, international, double-blinded controlled study comparing the use of 150mg/day Tarceva(TM) versus placebo for the treatment of patients with advanced NSCLC following failure of first or second-line chemotherapy. The study randomized patients with a 2:1 ratio in favor of Tarceva(TM) to receive either Tarceva(TM) or placebo.

Safety
The safety profile observed for Tarceva(TM) in the study was consistent with observations made in prior Tarceva(TM) studies. Seventy-six percent of patients receiving Tarceva(TM) exhibited rash (versus 17 percent in the placebo group) and 55 percent of patients receiving Tarceva(TM) experienced diarrhea (versus 19 percent for placebo). Most of these were mild or moderate. Dose reductions occurred for rash and diarrhea only in the Tarceva(TM) arm, 12 percent and five percent respectively. In this large, placebo-controlled study, severe pulmonary events including potential cases of interstitial lung events were rare and generally equally distributed between treatment arms.

About Tarceva(TM)
Tarceva(TM), an investigational small molecule, is designed to block tumor cell growth by inhibiting the tyrosine kinase activity of the HER1/EGFR receptor thereby blocking the HER1/EGFR signaling pathway inside the cell. Tarceva(TM) is currently being evaluated in an extensive clinical development program together with the Company's alliance partners at Genentech and Roche. The study was conducted by the National Cancer Institute of Canada Clinical Trials Group based at Queen's University in collaboration with OSI Pharmaceuticals.


About OSI Pharmaceuticals
OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend life and improve the quality-of-life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction and apoptosis and next-generation cytotoxic chemotherapy agents. OSI's most advanced drug candidate, Tarceva(TM), a small-molecule inhibitor of the HER1 gene, has successfully completed Phase III clinical trials for lung cancer and is subject to an ongoing rolling submission of an NDA. OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(R) for the relief of pain associated with oral mucositis.

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This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Tarceva(TM) is an investigational compound and has not yet been determined safe or efficacious in humans for its ultimate intended use.

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Contact: OSI Pharmaceuticals, Inc.         Burns McClellan (representing OSI)
         Kathy Galante                     Kathy Nugent, Ph.D. (media)
         Director                          Johnathan Nugent (investors)
         Investor & Public Relations       (212) 213-0006
         (631) 962-2000